EXHIBIT D-3


September 14, 2001



Dennis L. Keschl, Administrative Director
Maine Public Utilities Commission
242 State Street
State House Station 18
Augusta, ME  04333

     Re: Petition of Northern Utilities, Inc. For Approval to Participate In A Money Pool Agreement

Dear Mr. Keschl:

Enclosed for filing in the above-referenced proceeding, please find an original and seven (7) copies of Petition of Northern Utilities, Inc., for Approval to Participate in a Money Pool Agreement, together with the supporting testimony and exhibits. Northern Utilities respectfully requests review and approval of its petition by December 1, 2001 in order to participate in the Money Pool Agreement by the target date (January 1, 2002.).

Thank you for your attention to this matter.

Very truly yours,


/s/ William D. MacGillivray
William D. MacGillivray
General Counsel

WDM/dsm

cc:  Stephen Ward, Office of the Public Advocate
     J. DeTore, Esq.
Enclosure

STATE OF MAINE

                           PUBLIC UTILITIES COMMISSION

NORTHERN UTILITIES, INC.                              DOCKET NO.
                                                                 ---------------

         PETITION FOR APPROVAL TO PARTICIPATE IN A MONEY POOL AGREEMENT
         --------------------------------------------------------------

     Northern Utilities, Inc. ("Northern" or the "Company") hereby petitions the Maine Public Utilities Commission (the "Commission") for approval to participate in the NiSource Inc. System Money Pool ("the Money Pool") with certain of its affiliates, pursuant to Maine Revised Statutes, 35-A Section 707(3) and
Chapter 820, Section4 of the Commissions Rules. In support of its petition, Northern represents as follows:

     1. Northern is a New Hampshire corporation and wholly-owned subsidiary of Bay State Gas Company ("Bay State"), primarily engaged in the business of purchasing, selling and distributing natural gas in certain cities and towns in Maine and New Hampshire. Northern is subject to regulation by the Commission and by the New Hampshire Public Utilities Commission with respect to rates, adequacy of service, issuance of securities, accounting and other matters.

     2. Bay State is a gas company primarily engaged in the business of purchasing, selling and distributing natural gas in certain cities and towns in Massachusetts. Bay State is subject to regulation by the Massachusetts Department of Telecommunications and Energy with respect to rates, adequacy of service, issuance of securities, accounting and other matters.

     3. NiSource, Inc. is a registered holding company under the Public Utility Holding Company Act of 1935 ("NiSource"), and the direct or indirect owner of all of the issued and outstanding shares of Bay State and Northern.

     4. Subject to requisite authority and approval, Northern and certain affiliates propose to participate in an arrangement to aggregate their short-term cash surpluses in order to invest such surplus funds to achieve an investment rate that will be generally higher than the typical yield on short-term money market investments or to borrow from the Money Pool at its weighted average short term debt rate.

     5. The Money Pool is intended to replace the Company's currently existing funds pooling arrangement which was originally approved by the Commission in M.P.U.C. 96-377 and subsequently amended pursuant to M.P.U.C. 01-108, effective March 30, 2001.

     5. Under the NiSource, Inc. System Money Pool Agreement ("Agreement"), parties can invest their funds surpluses in the Money Pool and each eligible party may borrow to meet its short-term borrowing needs. NiSource Inc., NiSource Capital Markets, Inc., NiSource Finance Corp. and Columbia Energy Group may invest but not borrow from the Money Pool. To the extent that the combined surpluses are not sufficient to meet the parties' short-term requirements, commercial paper or other short-term debt instruments would be issued to meet the short-term borrowing needs of the borrowing companies. Loans from, the Money Pool would be made at an interest rate which reflects the interest costs of the consolidated Money Pool. The administrative costs incurred in obtaining external funds to meet their combined short-term borrowing requirements will be allocated among the investing parties. The operations of the Money Pool parallel those of the currently existing funds pooling arrangement in which the Company participates. (See Item 1.4 of NiSource filing with the Securities and Exchange Commission attached as Exhibit 5 for more detailed information.)
                       ---------

     6. The Company's petition is consistent with the testimony submitted in Northern's Request for Approval of Reorganization/Merger with NIPSCO Industries (Docket No. 98-216). Such testimony discussed the likelihood of Northern's participation in financing arrangements involving the greater NiSource corporate family. (M.P.U.C. 98-216, Northern Exh. #1, Prefiled Direct Testimony of Mark Maassel, pp. 14-15.). Further, this petition is consistent with the Company's earlier expressed intention that "...Northern intends to make a filing with the Commission in order to obtain the necessary approvals for its participation in a new, NiSource system wide money pool." (M.P.U.C. 01-108, Northern Petition, p.3.)

     7. Northern seeks the Commission's approval to enter into the Agreement pursuant to M.R.S.A. 35-A Section 707(3) which allows the Commission to approve a contract in which a public utility receives "a loan to or from an affiliated interest or makes any contract or arrangement for the furnishing of management, supervision of construction, engineering, accounting, legal, financial or similar services..." where it finds such contract to be not adverse to the public interest, and pursuant to Chapter 820, Section4 of the Commission's Rules to the extent same are applicable to the Agreement. Northern believes that the Agreement is consistent with the public interest, and will not be adverse to Northern's customers.

     8. Northern will file the Agreement with the New Hampshire Public Utilities Commission as an affiliate contract; no pre-approval is required.

     9. As the proposed Agreement will not be adverse to the public interest, Northern requests the Commission's expedited review and approval of this petition on or before December 1, 2001, in order that Northern may participate in the Money Pool arrangement by January 1, 2002.

     WHEREFORE, Northern requests that the Commission enter a written order :

1. Finding that the proposed Money Pool Agreement is not adverse to the public interest and approving Northern's participation in the Money Pool Agreement pursuant to M.R.S.A. 35-A Section 707(3) and Chapter 820 Section 4 of the Commission's Rules; and

2. Directing such further steps and making such other findings as may be necessary consistent with the Company's petition.

                                         Respectfully submitted,

                                         NORTHERN UTILITIES, INC.
                                         By its attorneys,
                                         /s/ William D. MacGillivray
                                         ---------------------------
                                         William D. MacGillivray

                                         James H. Keshian
                                         Bay State Gas Company
                                         300 Friberg Parkway
                                         Westborough, MA  01581
                                         (508) 836-7355

Dated:  September 12, 2001

                                                                   Exhibit No. 1

                                 STATE OF MAINE
                                   BEFORE THE
                           PUBLIC UTILITIES COMMISSION

-------------------------------
NORTHERN UTILITIES, INC.        )
                                )                           DOCKET NO.__________
RE:  Petition for Approval      )
     To Participate in a Money  )
     Pool Agreement             )
                                )
--------------------------------


                         DIRECT TESTIMONY OF VINCENT REA
                         -------------------------------


Q.   Please state your name and business address.

A. My name is Vincent Rea. I am employed by NiSource Corporate Services, Inc. ("NSCS").

Q.   What is your position with NSCS?

A.   I am Director of Treasury & Corporate Finance.

Q.   Please describe your educational background and previous work experience.

A. M.B.A. in Finance from Indiana University - Bloomington, Indiana; B.A. in Accounting/Finance from Lake Forest College - Lake Forest, Illinois; Certified Public Accountant - State of Illinois; Certified Cash Manager; Previously Vice President & Treasurer of an $800.0 million publicly traded manufacturer of rail and flow control industrial products in Chicago, IL.; Previously Assistant Treasurer of Safety-Kleen Corp., Elgin, IL; Previously Manager of Finance with Motorola, Inc. in Schaumburg, IL.

Q.   What are your responsibilities as Director of Treasury & Corporate Finance?

A. As Director of Treasury & Corporate Finance I am responsible for external capital raising activities for NiSource, Inc. and inter-company financing activities between all NiSource subsidiaries.

Q.   Do you hold any professional designations?

A.   Yes. I am a "Certified Public Accountant" and a "Certified Cash Manager".

Q.   Are you a member of any industry or professional organizations?

A. Yes. I am a member of the American Institute of Certified Public Accountants and Association for Financial Professional (Formerly Treasury Management Association)

Q.   What is the purpose of your testimony?

A. The purpose of my testimony is to support Northern Utilities Inc.'s ("Northern") "Petition for Approval to Participate in the NiSource System Money Pool Agreement" (the "Agreement") filed simultaneously with my testimony.

Q. Was this testimony prepared by you or under your direct supervision and control?

A.   Yes.

Q.   Please describe Exhibits 1-5.

A. Exhibit No. 1 is my prefiled testimony; Exhibit No. 2 details Northern's current borrowings mechanisms; Exhibit No. 3 is the historical short-term borrowing levels and rates of Northern; Exhibit No. 4 shows the proforma savings that will be realized from the shared costs of the proposed funds pooling; Exhibit No. 5 is an excerpt from Form U-1/A recently filed by NiSource, Inc. with the Securities and Exchange Commission ("SEC") describing the proposed NiSource System money pool ("Money Pool"); and Exhibit No. 6 is the proposed Agreement.

Q.   Do you wish to incorporate those Exhibits as part of your testimony?

A.   Yes.

Q.   Please provide an overview of the proposed Money Pool.

A. Northern and certain of its affiliates would contribute surplus cash to the Money Pool to earn interest at a short term rate or could borrow to meet its daily working capital requirements. See Item 1.4 of Exhibit No. 5 for more detailed information.

Q.   Who are the parties to this Money Pool?

A. The parties to the Money Pool would be Northern and certain of its affiliates. See Item 1.4 of Exhibit No. 5 for more detailed information.

Q.   How will the Money Pool operate?

A. Each day the cash needs of each of the parties will be determined. All excess funds will be contributed to the pool first and then each party's borrowing needs will be determined. The excess funds will be loaned to those eligible parties who have short-term borrowing needs. See Item 1.4 of Exhibit No. 5 for more detailed information.

Q.   Will all parties to the Money Pool be able to borrow from the Money Pool?

A. No. NiSource Inc., NiSource Capital Markets, NiSource Finance Corp. and Columbia Energy Group will not be able to borrow from the Money Pool.

Q.   How will additional funds in excess of surplus funds be obtained?

A. Additional funds in excess of surplus funds will be provided through external borrowings. The primary mechanism that would be used is the sale of the commercial paper, as this is the lowest cost method of obtaining short-term funds. In addition, bank lines of credit and other financing arrangements will be used when needed. See Item 1.4 of Exhibit No. 5 for more detailed information.

Q.   How will the costs of external borrowings be allocated?

A. Cost of providing external funds to the parties of the Money Pool will be allocated on a pro rata basis, according to the amount of funds borrowed monthly by each party. Facility fees of revolving credit facility will be allocated via the NiSource Corporate

     Services billing formula. Exhibit No. 3 shows historical borrowing levels and rates for Northern.

Q.   How will interest be paid by the borrowing parties?

A. Interest will be paid by the parties monthly, in arrears, for the month which principal is outstanding. The interest rate applicable will be a composite rate of interest reflecting the weighted average of external borrowing costs and external investment income, determined monthly. See
     Item 1.4 of Exhibit No. 5 for more detailed information.

Q. Will NiSource Corporate Services Company receive a management fee for administering the Money Pool?

A.   No.

Q.   What are the advantages of membership in the pool?

A. The Money Pool will allow the parties to earn greater returns on surplus funds and will reduce consolidated lines of credit due to better utilization of funds and will provide the companies with greater flexibility by reducing the necessity for borrowing from banks and utilizing the commercial paper program. Northern will also benefit because under the Agreement it will be able to continue sharing financing expenses (rating agency and bank fees) with its affiliates. Although it is difficult to quantify, the pool will also provide increased market exposure for NiSource commercial paper program making NiSource's commercial paper more marketable and potentially increasing its value. Exhibit No. 4 discusses savings from shared costs.

Q.   Under what conditions may parties withdraw from the Money Pool?

A. Parties may terminate their participation in the Money Pool any time, without penalty and without prior notice.

Q.   Do other New England utilities use Money Pools?

A. Yes, Money Pools, also referred to as cash or funds pools, are common in the utility industry. Public utility commissions have previously reviewed and approved similar arrangements for the KeySpan Energy Delivery companies, New England Electric System, the Nstar companies and the Unitil System of companies.

Q.   Does this conclude your testimony?

A.   Yes, it does.

                                                                   EXHIBIT NO. 2


                          CURRENT BORROWING MECHANISMS

Effective March 30, 2001 all short-term debt requirements for the currently existing Bay State Gas/Northern Utilities funds pool are funded via an intercompany loan from NiSource Capital Markets. The average monthly interest rate is based on NiSource Capital Market's average cost of funds in the A2/P2 commercial paper market. Interest on the intercompany note is paid on the 2nd business day of the following month. At the present time, the commercial paper ratings for Bay State, NiSource Capital Markets and NiSource Finance Corp. are comparable.

                                                                   EXHIBIT NO. 3


                  AVERAGE SHORT TERM BORROWING LEVELS AND RATES

May, 2001

Northern              $20,562,903.23
Rate                         4.9487%

June, 2001

Northern              $21,308,823.53
Rate                         4.5232%

July, 2001

Northern                          $0*
Rate                             N/A

*Northern refinanced its short-term debt in June by issuing $60,000,000 in long term intercompany notes.

                                                                   EXHIBIT NO. 4


           SAVINGS FROM THE SHARED COSTS OF THE PROPOSED FUNDS POOLING

Bay State has benefited through the consolidation in treasury operations to the corporate level with an estimated annual savings of $100,000.00 in payroll expense. Through the intercompany service agreement between Bay State Gas and Northern Utilities, Northern will share in these annual savings. In addition, all up-front costs associated with the establishment of the current NiSource Finance Corp. credit facility have been charged to NiSource Finance Corp. and not allocated to the affiliates. Up-front savings alone versus a stand-alone credit facility, weighs in favor of approval of Northern's request.

NiSource Finance Corp., due to its larger size, can access the commercial paper market and bank financing more efficiently than Northern.

                                                                   EXHIBIT NO. 5

    Excerpt from SEC FORM U-1/A filing, Item 1.4, amended September 13, 2001

         1.4 DESCRIPTION OF MONEY POOL.IN ADDITION TO NISOURCE AND THE TEN UTILITY SUBSIDIARIES, THE FOLLOWING DIRECT AND INDIRECT NON-UTILITY SUBSIDIARIES OF NISOURCE WILL BE PARTICIPANTS IN THE MONEY POOL:

     NiSource Corporate Services Company
     EnergyUSA, Inc. (an Indiana corporation)
     EnergyUSA-TPC Corp.
     EnergyUSA, Inc. (a Massachusetts corporation)
     Primary Energy, Inc.
     NiSource Capital Markets, Inc.
     NiSource Finance Corp.
     NiSource Pipeline Group, Inc.
     Crossroads Pipeline Company
     NiSource Development Company, Inc.
     NI Energy Services, Inc.
     NiSource Energy Technologies, Inc.
     IWC Resources Corporation
     SM&P Utility Resources, Inc.
     Columbia Energy Group
     Columbia Energy Resources, Inc.
     Columbia Gas Transmission Corporation
     Columbia Transmission Communications Corporation
     Columbia Gulf Transmission Company
     Alamco-Delaware, Inc.
     Hawg Hauling & Disposal, Inc.
     Columbia Assurance Agency, Inc.
     Columbia Accounts Receivable Corporation
     Columbia Atlantic Trading Corporation
     Columbia Natural Resources Canada, Ltd.
     Columbia Energy Group Capital Corporation
     Columbia Deep Water Services Company
     Columbia Electric Remainder Corporation
     Columbia Energy Services Corporation
     Columbia Insurance Corporation Ltd.
     Columbia LNG Corporation
     Columbia Natural Resources, Inc.
     Columbia Pipeline Corporation
     Columbia Energy Power Marketing Corporation
     Columbia Energy Retail Corporation
     Columbia Service Partners, Inc.

     NISOURCE, COLUMBIA, NISOURCE FINANCE, AND NISOURCE CAPITAL MARKETS, INC. ("NISOURCE CAPITAL") WILL PARTICIPATE IN THE MONEY POOL AS INVESTORS ONLY AND NOT AS BORROWERS. IN THE FUTURE, IT IS PROPOSED THAT OTHER EXISTING OR NEW NON-UTILITY SUBSIDIARIES OF NISOURCE MAY PARTICIPATE IN THE MONEY POOL AS INVESTORS ONLY WITHOUT FURTHER APPROVAL OF THE COMMISSION. EXEMPT WHOLESALE GENERATORS ("EWGS"), FOREIGN UTILITY COMPANIES ("FUCOS"), AND EXEMPT TELECOMMUNICATIONS COMPANIES ("ETCS") WILL BE SPECIFICALLY EXCLUDED FROM PARTICIPATING IN THE MONEY POOL AS BORROWERS. THE COMMISSION IS REQUESTED TO RESERVE JURISDICTION OVER THE PARTICIPATION AS A BORROWER OF ANY OTHER DIRECT OR INDIRECT, CURRENT OR FUTURE, NON-UTILITY SUBSIDIARY OF NISOURCE.

     The Money Pool is designed to function much like the existing Columbia system money pool that it will replace. The applicants believe that the effective cost of short-term borrowings under the Money Pool will generally be more favorable to those subsidiaries that are authorized to make borrowings than the comparable cost of external short-term borrowings, and that the investment rate paid to participating subsidiaries that invest surplus funds in the Money Pool will generally be higher than the typical yield on short-term money market investments.

     Under the proposed terms of the System Money Pool Agreement (Exhibit B hereto), short-term funds would be available from the following sources for short-term loans to the participating subsidiaries from time to time: (1) surplus funds in the treasuries of Money Pool participants, and (2) proceeds received by NiSource Finance from the sale of commercial paper, borrowings from banks and other lenders, and other financing arrangements ("External Funds"), as authorized under the November 1, 2000 order. Funds would be made available from such sources in such order as NiSource Corporate Services Company, as the Administrative Agent under the System Money Pool Agreement, may determine would result in a lower cost of borrowing, consistent with the individual borrowing needs and financial standing of Money Pool participants that invest funds in the Money Pool.

     Each participating Subsidiary that is authorized to borrow from the Money Pool (an "Eligible Borrower") would borrow pro rata from each Money Pool participant that invests surplus funds, in the proportion that the total amount invested by such investing participant bears to the total amount then invested in the Money Pool. On any day when more than one source of funds invested in the Money Pool (e.g., surplus treasury funds of NiSource and other Money Pool participants ("Internal Funds") and External Funds), with different rates of interest, is used to fund loans through the Money Pool, each Eligible Borrower would borrow pro rata from each such funding source in the Money Pool in the same proportion that the amount of funds provided by that fund source bears to the total amount of funds invested in to the Money Pool. As indicated, no loans through the Money Pool would be made to, and no borrowings through the Money Pool would be made by, NiSource, Columbia, NiSource Finance or NiSource Capital.

     The cost of compensating balances, if any, and fees paid to banks to maintain credit lines and accounts by NiSource Finance and loaned to the Money Pool would initially be paid by NiSource Finance. These costs would be retroactively allocated every month among the Eligible Borrowers in accordance with the NiSource Corporate Services Convenience Billing Formula, which assigns such costs to all Eligible Borrowers based on a percentage that is determined by dividing the internal borrowing authorization of each Eligible Borrower by the total internal borrowing authorizations of all Eligible Borrowers.

     The interest rate charged to Eligible Borrowers on borrowings under the Money Pool and paid to Money Pool participants that invest surplus funds in the Money Pool (the "Composite Rate") will be determined monthly and will equal the weighted average daily rate on (i) short-term debt of NiSource Finance (i.e., External Funds), plus (ii) earnings on external investments by NiSource Finance.

     Funds not required by the Money Pool to make loans (with the exception of funds required to satisfy the Money Pool's liquidity requirements) would ordinarily be invested in one or more short-term investments, including: (i) obligations issued or guaranteed by the U.S. government and/or its agencies and instrumentalities; (ii) commercial paper; (iii) certificates of deposit; (iv) bankers' acceptances; (v) repurchase agreements; (vi) tax exempt notes; (vii) tax exempt bonds; (viii) tax exempt preferred stock; and (ix) such other investments as are permitted by Section 9(c) of the Act and Rule 40 thereunder.

     The interest income and investment income earned on loans and investments of surplus funds would be allocated among those Money Pool participants that have invested funds in accordance with the proportion each participant's investment of funds bears to the total amount of funds invested in the Money Pool and the cost of External Funds provided to the Money Pool by NiSource Finance.

     Each Eligible Borrower receiving a loan through the Money Pool would be required to repay the principal amount of such loan, together with all interest accrued thereon, on demand and in any event within one year after the date of such loan. All loans made through the Money Pool may be prepaid by the borrower without premium or penalty and without prior notice.

     Proceeds of any short-term borrowings from the Money Pool may be used by an Eligible Borrower (i) for the interim financing of its construction and capital expenditure programs; (ii) for its working capital needs; (iii) for the repayment, redemption or refinancing of its debt and preferred stock; (iv) to meet unexpected contingencies, payment and timing differences, and cash requirements; and (v) to otherwise finance its own business and for other lawful general corporate purposes.

     The Utility Subsidiaries (other than Columbia Virginia)(1) request authority to make borrowings through the Money Pool in the following maximum amounts at any time outstanding:

                  Utility Subsidiary                          Borrowing Limit
                  ------------------                          ---------------

                  Northern Indiana                            $1,000,000,000
                  Kokomo                                          50,000,000
                  NIFL                                            50,000,000
                  Bay State                                      250,000,000
                  Northern Utilities(2)                           50,000,000

-------------------

1 Borrowings under the Money Pool by Columbia Virginia will be exempt under Rule 52(a).

2 Any borrowings by Northern Utilities under the Money Pool that are in excess of 10% of its net fixed plant must be approved by the New Hampshire Public Utilities Commission and, therefore, would be exempt under Rule 52(a).

                  Columbia Ohio                                  700,000,000
                  Columbia Kentucky                               80,000,000
                  Columbia Pennsylvania                          300,000,000
                  Columbia Maryland                               50,000,000

     Borrowings under the Money Pool by Eligible Borrowers other than the Utility Subsidiaries will be exempt pursuant to Rule 52(b).

                                                                   EXHIBIT NO. 6


                                  NISOURCE INC.
                           SYSTEM MONEY POOL AGREEMENT


         This SYSTEM MONEY POOL AGREEMENT (this "AGREEMENT") is dated as of ____________, 2001 and is entered into by and among NISOURCE INC. ("NISOURCE"), a Delaware corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "ACT"), NISOURCE FINANCE CORP., an Indiana corporation and wholly-owned subsidiary of NiSource ("NISOURCE FINANCE"), COLUMBIA ENERGY GROUP, a Delaware corporation and wholly-owned subsidiary of NiSource ("COLUMBIA ENERGY"), NISOURCE CAPITAL MARKETS, INC., an Indiana corporation and wholly-owned subsidiary of NiSource ("NISOURCE CAPITAL MARKETS"), and the other direct and indirect subsidiaries of NiSource listed on ATTACHMENT A to this Agreement (each an "ELIGIBLE BORROWER" and, together with NiSource, NiSource Finance, NiSource Capital Markets and Columbia Energy, the "PARTIES").

                                    RECITALS

     The Eligible Borrowers from time to time have need to borrow funds on a short-term basis. Some of the Parties from time to time are expected to have funds available to invest on a short-term (less than one year) basis. The Parties desire to establish a pool of funds (the "SYSTEM MONEY POOL"), to be administered by the Administrative Agent (defined below), to coordinate such investments and borrowings in order to provide for certain of the short-term cash and working capital requirements of the Eligible Borrowers.

     NOW THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the Parties agree as follows:


                                    ARTICLE I
                                    ---------
                           INVESTMENTS AND BORROWINGS
                           --------------------------

         SECTION 1.1. INVESTMENTS IN SYSTEM MONEY POOL. Each Party will determine each day, on the basis of relevant factors determined in such Party's sole discretion, the amount of funds it has available to invest in the System Money Pool, and will invest such funds in the System Money Pool. The amount of each Party's investments in the System Money Pool shall be evidenced by the records of the Administrative Agent, which shall be conclusive and binding upon all Parties. Each Party may withdraw any of its invested funds from the System Money Pool at any time upon notice to the Administrative Agent.

         SECTION 1.2 RIGHTS TO BORROW. All short-term borrowing needs of the Eligible Borrowers may be met by funds in the System Money Pool to the extent such funds are available. Each Eligible Borrower shall have the right to make short-term borrowings from the

System Money Pool (each a "LOAN" or a "BORROWING") from time to time, subject to the availability of funds and the limitations and conditions set forth in this Agreement and in the applicable orders of the Securities and Exchange Commission ("SEC"). Each Eligible Borrower may request loans from the System Money Pool from time to time during the period from the date of this Agreement until this Agreement is terminated by written agreement of the Parties; provided, that the aggregate amount of all loans requested by any Eligible Borrower under this Agreement shall not exceed the applicable borrowing limits set forth in applicable orders of the SEC and other regulatory authorities, resolutions of such Eligible Borrower's shareholders and Board of Directors, such Eligible Borrower's governing corporate documents, and agreements binding upon such Eligible Borrower. No loans through the System Money Pool will be made to, and no borrowings through the System Money Pool will be made by, NiSource, NiSource Finance, NiSource Capital Markets or Columbia Energy.

         SECTION 1.3.  SOURCE OF FUNDS.

         (a) Funds will be available through the System Money Pool from the following sources to be loaned to the Eligible Borrowers from time to time:
(i) surplus funds in the treasuries of the Parties, and (ii) proceeds received by NiSource Finance from the sale of commercial paper, borrowings from banks and other lenders, and other financing arrangements ("EXTERNAL FUNDS"), in each case to the extent permitted by applicable laws and regulatory orders. Funds will be made available from such sources in such order as the Administrative Agent may determine will result in a lower cost of borrowing to Eligible Borrowers borrowing from the System Money Pool, consistent with the individual borrowing needs and financial standing of the Parties investing funds in the System Money Pool.

         (b) Borrowing Parties will be deemed to borrow funds in the System Money Pool pro rata from each investing Party in the proportion that the total amount invested by such investing Party bears to the total amount then invested in the System Money Pool. On any day when more than one source of funds invested in the System Money Pool (e.g., surplus treasury funds of NiSource and other Parties ("INTERNAL FUNDS") and External Funds), with different rates of interest, is used to make loans through the System Money Pool, each borrowing Party will be deemed to borrow pro rata from each source of funds in the same proportion that the amount of funds invested by that source bears to the total amount of funds invested in the System Money Pool.

         SECTION 1.4.  INTEREST.

         (a) Borrowings from the System Money Pool shall accrue interest on their unpaid principal amount from the respective dates of such borrowings until such principal amount shall be paid in full. Investments of funds in the System Money Pool shall accrue interest on the unpaid principal amount of such investments from the respective dates of such investments until such principal amount shall be repaid in full. Interest shall be payable monthly in arrears and upon payment (including prepayment) in full of the unpaid principal amount of the loan or investment, as applicable.

         (b) The interest rate for all borrowings from and investments in the System Money Pool shall be an interest rate (the "COMPOSITE RATE"), determined monthly, equal to the weighted average daily interest rate on (i) short-term external borrowings by NiSource Finance plus (ii) earnings on external investments by NiSource Finance.

         SECTION 1.5. CERTAIN COSTS. The cost of compensating balances and/or commitment fees paid to banks to maintain credit lines by Parties investing External Funds in the System Money Pool shall initially be paid by the Party maintaining such credit line and shall be reported promptly to the Administrative Agent. These costs shall be retroactively allocated every month among the Eligible Borrowers based on the NiSource Corporate Services Convenience Billing Formula, which assigns such costs to all Eligible Borrowers based on a percentage that is determined by dividing the internal borrowing authorization of each Eligible Borrower by the total internal borrowing authorizations of all Eligible Borrowers.

         SECTION 1.6. REPAYMENT. Each Eligible Borrower receiving a loan under this Agreement shall repay the principal amount of such loan, together with all interest accrued on such loan, on demand and in any event within one year of the date on which such loan was made. All loans made through the System Money Pool may be prepaid by the borrower without premium or penalty and without prior notice.

         SECTION 1.7. FORM OF LOANS TO PARTIES. Loans to the Eligible Borrowers through the System Money Pool will be made pursuant to open-account advances; provided, that each Party investing funds in the System Money Pool shall at all times be entitled to receive upon demand one or more promissory notes evidencing any and all investments by such Party. Any such note shall: (a) be substantially in the form attached as ATTACHMENT C to this agreement, (b) be dated as of the date of the initial borrowing, and (c) mature on demand or on a date agreed by the Parties to the transaction, but in any event within one year after the date of the applicable borrowing.


                                   ARTICLE II
                                   ----------
                         OPERATION OF SYSTEM MONEY POOL
                         ------------------------------

         SECTION 2.1 THE ADMINISTRATIVE AGENT. NiSource Corporate Services Company is appointed to be administrative agent for the System Money Pool (the "ADMINISTRATIVE AGENT") with the duties prescribed in this Agreement. The Administrative Agent shall perform its duties under the authority of the appropriate officers of the Parties.

         SECTION 2.2. DUTIES OF THE ADMINISTRATIVE AGENT. The Administrative Agent shall be responsible for the determination of all applicable interest rates and charges to be applied to advances outstanding at any time under this Agreement, shall maintain records of all advances, interest charges and accruals, and interest and principal payments for purposes of this Agreement, and shall prepare periodic reports as to such matters for the Parties. Separate records shall be kept by the Administrative Agent for the System Money Pool established by this Agreement and any other money pool administered by it.

                  SECTION 2.3. INVESTMENT OF SURPLUS FUNDS IN THE SYSTEM MONEY POOL. Funds invested in the System Money Pool that are not required to fund System Money Pool loans (with the exception of funds required to satisfy the System Money Pool's liquidity requirements) will ordinarily be invested in one or more short-term investments, including: (i) obligations issued or guaranteed by the U.S. government and/or its agencies and instrumentalities; (ii) commercial paper, (iii) certificates of deposit, (vi) bankers' acceptances, (v) repurchase agreements, (vi) tax exempt notes, (vii) tax exempt bonds, (viii) tax exempt preferred stock, and (ix) such other investments as are permitted by Section 9(c) of the Act and Rule 40 under the Act.

         SECTION 2.4. ALLOCATION OF INTEREST INCOME AND INVESTMENT EARNINGS. The interest income and other investment earnings earned by the System Money Pool from loans to Eligible Borrowers and investment of surplus funds will be allocated by the Administrative Agent among the investing Parties in accordance with the proportion each investing Party's investment of funds in the System Money Pool bears to the total amount of funds invested in the System Money Pool and the cost of any External Funds provided to the System Money Pool by NiSource Finance. Interest income and other investment earnings will be computed on a daily basis and settled once per month.

         SECTION 2.5. EVENT OF DEFAULT. If any Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or if any proceeding shall be instituted by or against any Party seeking to adjudicate it a bankrupt or insolvent, then the other Parties may declare the unpaid principal amount of any loans to such Party, and all interest on such loans, to be due and payable and all such amounts shall become due and payable immediately.

         SECTION 2.6. DETERMINATIONS BY ADMINISTRATIVE AGENT ARE CONCLUSIVE. The Administrative Agent is required or authorized by this Agreement to make various determinations, allocations and administrative decisions. When made by the Administrative Agent, all of such determinations, allocations and administrative decisions shall be conclusive and binding upon each of the Parties.


                                   ARTICLE III
                                   -----------
                                  MISCELLANEOUS
                                  -------------

         SECTION 3.1. AMENDMENTS. No amendment to this Agreement shall be adopted except in a writing executed by the Parties.

         SECTION 3.2. LEGAL RESPONSIBILITY. Parties shall not be liable for the obligations of any other Party under this Agreement. The rights, obligations and liabilities of the Parties under this Agreement are several in accordance with their respective obligations, and not joint. SECTION 3.3. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the undersigned companies have duly caused this document to be signed on their behalf on the date first written above by the undersigned thereunto duly authorized.

NISOURCE INC.

By:
     --------------------------------------------
     Name:
     Title:

NISOURCE FINANCE CORP.

By:
     --------------------------------------------
     Name:
     Title:

NISOURCE CAPITAL MARKETS, INC.

By:
     --------------------------------------------
     Name:
     Title:

COLUMBIA ENERGY GROUP

By:
     --------------------------------------------
     Name:
     Title:

[SIGNATURES OF OTHER PARTIES]

                                  ATTACHMENT A
                        (TO SYSTEM MONEY POOL AGREEMENT)

              ELIGIBLE BORROWERS PARTICIPATING IN SYSTEM MONEY POOL

         NiSource Corporate Services Company
         Northern Indiana Public Service Company
         Kokomo Gas and Fuel Company
         Northern Indiana Fuel and Light Company, Inc.
         Bay State Gas Company
         Northern Utilities, Inc.
         NiSource Pipeline Group, Inc.
         Primary Energy, Inc.
         Energy USA, Inc. (an Indiana corporation)
         Energy USA-TPC Corp.
         Energy USA, Inc. (a Massachusetts corporation)
         NI Energy Services, Inc.
         Crossroads Pipeline Company
         NiSource Development Company, Inc.
         NiSource Energy Technologies, Inc.
         IWC Resources Corporation
         SM&P Utility Resources, Inc.
         Columbia Gas of Kentucky, Inc.
         Columbia Gas of Maryland, Inc.
         Columbia Gas of Ohio, Inc.
         Columbia Gas of Pennsylvania, Inc.
         Columbia Gas of Virginia, Inc.
         Columbia Gas Transmission Corporation
         Columbia Gulf Transmission Company
         Hawg Hauling & Disposal, Inc.
         Alamco-Delaware, Inc.
         Columbia Assurance Agency, Inc.
         Columbia Accounts Receivable Corporation
         Columbia Electric Remainder Corporation
         Columbia Energy Group Capital Corporation
         Columbia Transmission Communications Corporation
         Columbia Atlantic Trading Corporation
         Columbia Natural Resources Canada, Ltd.
         Columbia Deep Water Services Company
         Columbia Energy Resources, Inc.
         Columbia Energy Services Corporation
         Columbia Insurance Corporation, Ltd.
         Columbia LNG Corporation
         Columbia Natural Resources, Inc.
         Columbia Pipeline Corporation
         Columbia Energy Power Marketing Corporation
         Columbia Energy Retail Corporation
         Columbia Service Partners, Inc.

                                  ATTACHMENT B
                        (TO SYSTEM MONEY POOL AGREEMENT)

                     PARTIES THAT ARE NOT ELIGIBLE BORROWERS

         NiSource Inc.
         NiSource Capital Markets, Inc.
         NiSource Finance Corp.
         Columbia Energy Group

                                  ATTACHMENT C
                        (TO SYSTEM MONEY POOL AGREEMENT)

                         FORM OF SYSTEM MONEY POOL NOTE

                                                       [Date]

     $ (See attached schedule for principal amount outstanding at any time.)

         FOR VALUE RECEIVED, the undersigned, , a (the "COMPANY"), unconditionally promises to pay to the order of (the "LENDER"), on demand, or on a date agreed to by the Company and the Lender (but in any case less than one year from the date of the applicable borrowing), at the offices of , in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of all loans (that are posted on the schedule annexed to this Note and made a part of this Note) made by the Lender to the Company through the NiSource Inc. System Money Pool (the "SYSTEM MONEY POOL") pursuant to the authorization in effect from time to time of the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended.

         The Company further agrees to pay in like money at such office accrued interest on the unpaid principal amount of this Note from time to time from the date of the applicable borrowing at an interest rate determined monthly by NiSource Corporate Services Company, in its capacity as administrator of the System Money Pool, to be equal to the Composite Rate (as defined in the System Money Pool Agreement, dated as of , 2001, among the Company, the Lender and the other parties to it). Interest shall be payable monthly in arrears and upon payment (including prepayment) in full of the unpaid principal amount of this Note.

         This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Indiana.

         IN WITNESS WHEREOF, the undersigned, pursuant to due authorization, has caused this Note to be executed in its name and on its behalf by its duly authorized officer.

                                         [COMPANY]


                                         By:
                                               ---------------------------------
                                         Name:
                                         Title: